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                                                                     Exhibit 8.1

May 13, 2002


Airborne, Inc.
3101 Western Avenue
Seattle, Washington 98111

Ladies and Gentlemen:

As special tax counsel to Airborne, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and certain of its direct and indirect wholly owned subsidiaries with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $150,000,000 aggregate principal amount of 5.75% Convertible Senior Notes due April 1, 2007 pursuant to the Prospectus which forms a part of the Registration Statement, we hereby confirm to you that the discussion set forth under the heading "Certain United States Federal Income Tax Consequences" therein is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Riddell Williams P.S.

RIDDELL WILLIAMS P.S.